BEAR
                                                                        STEARNS

FOR IMMEDIATE RELEASE

CONTACT:    Elizabeth Ventura (212) 272-9251


          BEAR STEARNS CEO JAMES E. CAYNE NAMED CHAIRMAN OF THE BOARD,
                          SUCCEEDING ALAN C. GREENBERG

       GREENBERG REMAINS CHAIRMAN OF THE COMPANY'S EXECUTIVE COMMITTEE

           ALAN D. SCHWARTZ AND WARREN J. SPECTOR NAMED PRESIDENTS


NEW YORK, New York (June 26, 2001) --The Bear Stearns Companies Inc. (NYSE: BSC) today announced that James E. ("Jimmy") Cayne, CEO, has been named to the additional post of Chairman of the Board of Directors. Mr. Cayne, 67, who has been President since 1985 and Chief Executive Officer since 1993, succeeds Alan
C. ("Ace") Greenberg, 73, who has chosen to step down as Chairman of the Board of Directors but will remain with the Company in his capacity as Chairman of the Company's Executive Committee.

      Mr. Greenberg said, "We have been very fortunate over the years to have great continuity in the leadership of our firm but I recently felt that it was time for a natural progression to take place and accordingly, several months ago I suggested this step to Jimmy and left the timing up to him. This change continues our tradition of stable leadership. I am very confident and pleased to have Jimmy Cayne succeed me as Chairman. We have accomplished extraordinary things together - not just over the past eight years while Jimmy has been CEO, but also over our long joint tenure at the firm. I have no doubt that this move will lead the firm to even greater heights in the coming years. For the many clients I have had the privilege to work with, I am happy to say they should not see any change in my work habits. I will still be here for them."
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      Mr. Cayne said, "Alan Greenberg has been a valued friend, mentor, and business colleague for decades. He fully deserves the reputation and the many honors he has been accorded on Wall Street and around the world. He has embodied the Bear Stearns culture and has enabled the firm to build a great foundation for its future success."

      Mr. Greenberg joined Bear Stearns in 1949 and over the years rose to the top of the prestigious Wall Street firm. He served as CEO from 1978 to 1993, and has been Chairman of the Board of Directors since Bear Stearns became a public company in 1985. He is celebrating his 52nd year with the firm and will remain active with the firm.

      For Mr. Cayne, today's announcement crowns an extraordinary 32-year career at Bear Stearns, one of the world's leading financial services firms. He joined the firm in 1969 as a retail salesman and has made an indelible mark over the years in increasingly responsible positions. Mr. Cayne was appointed President at the time that Bear Stearns became a public company in 1985. In 1993 he assumed the additional position of Chief Executive Officer. During his tenure as President and CEO, Bear Stearns has grown dramatically, and is currently the sixth largest securities firm in the United States.

       Bear Stearns also announced today that Alan D. Schwartz, 51, and Warren
J. Spector, 43, have both been named President and Co-Chief Operating Officer. In addition to their operating responsibilities, Mr. Schwartz remains the Company's senior investment banker, while Mr. Spector continues to head the firm's fixed income division and other units.

      Mr. Cayne commented, "Bear Stearns has always prided itself on the quality of its people. Alan Schwartz and Warren Spector are fine examples of the excellence and longevity of our senior executives. Looking forward, I anticipate great contributions and help from their partnership as Presidents and Co-Chief Operating Officers."

      He added, "This is an exciting time in the history of Bear Stearns and we look to the future with great enthusiasm. A number of important growth initiatives are underway - from our expansion in Europe, to the acquisitions we have made to grow our specialist business. Our continued focus on superior customer service and the deepening of our existing client relationships will provide us with tremendous opportunities. The Schwartz/Spector team will play an instrumental role in developing these initiatives and leading the firm through its next stage of growth and development."

      Mr. Schwartz joined Bear Stearns in 1976 as an institutional sales manager. Between 1979 and 1985 Mr. Schwartz was the director of research, a general partner and a portfolio strategist. Starting in 1985 he assumed the responsibility of running the Investment Banking Department. He became a member of the Board of Directors in 1987 and was named an Executive Vice President in 1989.

      Mr. Spector joined the Bear Stearns Government Bond Department in
1983. He became a member of the Board of Directors in 1990 and an Executive Vice President in 1992. In addition to heading the Fixed Income Division, he oversees Asset Management.

      Founded in 1923, The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading and brokerage firm serving corporations, governments, institutions and individuals worldwide. With approximately $27.6 billion in total capital, the Company's business includes corporate finance and mergers and acquisitions, public finance, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, equity and fixed income research, derivatives, asset management and custody services. Through Bear, Stearns Securities Corp., it offers prime broker and broker dealer services, including securities lending. Headquartered in New York City, the Company had approximately 11,000 employees as of May 25, 2001, located in domestic offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Seoul, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our Web site at http://www.bearstearns.com.